Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of April 5, 2018, by and between LeMaitre Vascular, Inc., a Delaware corporation with its principal place of business at 63 Second Avenue, Burlington, Massachusetts 01803 (“Seller”), and Specialty Surgical Instrumentation, Inc., a Tennessee corporation with its principal place of business at 3034 Owen Drive, Antioch, TN 37013 (“Buyer”). Buyer and Seller are referred to in this Agreement collectively as “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller manufactures, markets and sells the products identified on Schedule 1.1 attached hereto (the “Products”); and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Assets (as defined below), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1	Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver, as applicable, free and clear of all Liens, except for Permitted Liens, to Buyer all of its right, title and interest in and to all of the assets, properties and business of Seller solely related to, used exclusively or held for use exclusively in, and required exclusively for, the manufacture, production, marketing, sale and distribution of the Products, as described in Section 1.1 below except for those assets that are Excluded Assets (collectively, the “Purchased Assets”), that exist on the Closing Date:

(a)	All of Seller’s rights and interest in the Registrations, including the original (or if originals are not available, copies thereof) documents in the possession or control of Seller evidencing the Registrations issued to Seller by the applicable regulatory authority, as listed in Schedule 1.1(a);

(b)	All (i) Intellectual Property, (ii) Transferred Know-How, and (iii) Seller Intangible Property listed in Schedule 1.1(b);

(c)	All finished goods in Seller’s inventory in Burlington, Massachusetts (the “Finished Goods”) in Seller’s possession or control as of 6:00 p.m. ET on the Closing Date;

(d)	All customer lists, including each customer’s order and purchase history and pricing history;

(e)	All sales and marketing and training assets and materials related to the Products (physical, digital and electronic);

(f)	all Books and Records exclusively Related to the Business or Products;

(g)	All Manufacturing instructions listed in Schedule 1.1(g);

(h)	All Product drawings and specifications listed in Schedule 1.1(h);

(i)	All Technical files, device master records and test reports listed in Schedule 1.1(i); and

(j)	all other assets exclusively Related to the Business that are not Excluded Assets, including but not limited to manufacturing equipment, all as listed on Schedule 1.1(j).

1.2	Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Purchased Assets shall exclude all assets, tangible or intangible, of Seller and its Affiliates (the “Excluded Assets”) other than those specifically listed or described in Section 1.1. For the avoidance of doubt, the Excluded Assets specifically include all know-how, trade-secrets, technology, equipment, tooling and materials (including components or raw goods) related to the manufacture of Balloons, all tooling and all other equipment not exclusively used in the manufacture of the Products, and all inventory other than Finished Goods.

1.3	Assumed Liabilities. Upon and after the Closing, Buyer agrees to assume, pay, discharge and perform when required and lawfully due, the Assumed Liabilities.

1.4	Excluded Liabilities. Buyer shall not assume any Liabilities of Seller (such non-assumed Liabilities being the “Excluded Liabilities”) other than the Assumed Liabilities specifically assumed and set forth in Section 1.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and Seller shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of Seller:

(a)	all Liabilities for (1) Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period and (2) Taxes of Seller or any Affiliate of Seller whenever and however arising, including Taxes arising from or relating to the transactions contemplated by this Agreement and Taxes arising from Seller’s operations (except as specifically otherwise set forth herein);

(b)	all Liabilities in respect of Contracts that are not specifically included in the Purchased Assets, and all other Excluded Assets;

(c)	all product liability, warranty and similar claims for Losses or injury to person or property, claims of infringement of Intellectual Property Rights, legal proceedings against Seller or its Affiliates, and all other Losses or liabilities, including liabilities from or relating to rebates, credits, discounts, price commitments and incentives, Taxes or other obligations to Taxing Authorities, regardless of when made or asserted, arising out of or incurred in connection with the conduct of the Business on or before Closing, including but not limited to those for Products manufactured or sold before the Closing (but excluding Products manufactured by Seller prior to the Closing Date and sold by Buyer after the Closing Date to the extent of any abuse or misuse of, or failure to properly store, any Product by Buyer or any third party or to the extent related to Buyer’s sales or marketing activities);

(d)	all Indebtedness, accrued expenses, accounts payable or other payment obligations of the Seller or the Business that do not constitute or are excluded from the Assumed Liabilities;

(e)	all Liabilities for and Losses relating to Seller’s employees, contractors or agents, including but not limited to any resulting from Liabilities under benefit plans which provide health, welfare, pension or other payments or benefits;

(f)	Any Liabilities for and Losses relating to any asset that is not a Purchased Asset or Assumed Liability, including those Related to Excluded Assets and Excluded Liabilities.

(g)	All Liabilities incurred by Seller and arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes and fees and expenses of counsel, accountants and other experts; and

(h)	All known and unknown Liabilities and Losses Related to the Business or Purchased Assets existing at Closing or incurred by Seller prior to the Closing (including those arising from or relating to Seller’s use, ownership or operation of the Business or the Purchased Assets on or prior to the Closing) that are not explicitly included in the Assumed Liabilities.

ARTICLE II

PURCHASE PRICE

2.1	Purchase Price. As consideration for the Purchased Assets being acquired by Buyer hereunder, Buyer shall transfer to Seller Seven Million Four Hundred Thousand U.S. Dollars (US$7,400,000.00) (“Purchase Price”) at Closing.

2.2	Allocation of Purchase Price; Tax Treatment. Buyer and Seller agree to use commercially reasonable efforts to agree upon the allocation of the consideration payable hereunder amongst the Purchased Assets within a reasonably prompt period following the Closing. Buyer and Seller agree that their respective tax returns (including IRS Form 8594 – Asset Acquisition Statement) relating to the transfer of the Purchased Assets hereunder will be consistent with such allocation.

2.3	Payment. Buyer will pay the Purchase Price by wire transfer of immediately available funds to the following bank account:

Bank: JP Morgan Chase

Address: 270 Park Ave.

New York, NY 10017

Beneficiary: LeMaitre Vascular, Inc.

Account No.: 957126085

Bank Routing: 021000021

SWIFT No.: CHASUS33

2.4	No Additional Consideration. The Parties hereby agree that the express terms of this Agreement and the Related Agreements fully define all consideration, compensation, and benefits, monetary or otherwise, to be paid, granted, or delivered to the other Party in connection with the transactions contemplated herein.

ARTICLE III

CLOSING AND POST-CLOSING

3.1	Time. Subject to the terms and conditions of this Agreement, the closing (“Closing”) of the transactions contemplated by this Agreement and the purchase and sale of the Purchased Assets shall take place on the date hereof (the “Closing Date”). All proceedings shall occur simultaneously and all documents and agreements shall be executed and delivered simultaneously. The Closing may or may not be conducted in person, but the transaction shall be considered to have occurred in Massachusetts. Any purchase orders for Product received by Seller at any time before 4:30pm ET on the Closing Date shall be fulfilled by Seller and Seller shall be entitled to the proceeds of such sales. Seller shall forward to Buyer any purchase orders received at or after 4:30pm ET on the Closing Date for fulfillment by Buyer, redacted for any other products of Seller.

3.2	Procedure at the Closing. At the Closing, the Seller shall transfer title to all of the Purchased Assets to Buyer. Seller shall deliver to Buyer proper assignments, conveyances and bills of sale sufficient to convey to Buyer good and valid title to all the Purchased Assets free and clear of all Liens, except for Permitted Liens, as well as such other instruments of conveyance necessary to effect or evidence the transfers contemplated hereby. On or before the Closing, Seller shall execute and deliver to Buyer all of the documents and agreements required to be executed and delivered by it pursuant to Section 3.3. On or before the Closing, Buyer shall execute and deliver to Seller all of the documents and agreements required to be executed and delivered by it pursuant to Section 3.4 and deliver the Purchase Price pursuant to Article II.

3.3	Closing Deliverables of Seller. At the Closing, Seller shall deliver to Buyer:

(a)	All items of the Purchased Assets that are not necessary or useful for the provision of services set forth in the Transition Services Agreement (as defined below);

(b)	The Bill of Sale, duly executed by Seller, in substantially the form attached hereto as Exhibit A;

(c)	Duly executed regulatory letter in substantially the form attached hereto as Exhibit B;

(d)	Duly executed Transition Services Agreement in the form attached hereto as Exhibit C (“Transition Services Agreement”);

(e)	Duly executed Balloon Supply Agreement (“Balloon Supply Agreement”) in the form attached hereto as Exhibit D;

(f)	Duly executed Trademark Assignment Agreement in the form attached hereto as Exhibit E;

(g)	Duly executed Quality Agreement in the form attached hereto as Exhibit F; and

(h)	Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

3.4	Closing Deliverables of Buyer. At the Closing, Buyer shall deliver to Seller:

(a)	The Purchase Price by wire transfer in accordance with Section 2.3;

(b)	The bill of sale, duly executed by Buyer, in substantially the form attached hereto as Exhibit A;

(c)	Duly executed Transition Services Agreement in the form attached hereto as Exhibit C;

(d)	Duly executed Balloon Supply Agreement in the form attached hereto as Exhibit D;

(e)	Duly executed Trademark Assignment Agreement in the form attached hereto as Exhibit E; and

(f)	Such other bills of sale, assignments, assumptions and other instruments of transfer or conveyance as Seller may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer.

3.5	Transition Services. Seller shall provide reasonable technical, regulatory, and other requested assistance to Buyer as set forth in the Transition Services Agreement in connection with the activities contemplated under this Agreement. Notwithstanding anything set forth in this Agreement, Buyer grants Seller all rights necessary under the Purchased Assets solely and exclusively to perform the services set forth in the Transition Services Agreement until the earlier termination or expiration of the Transition Services Agreement.

3.6	Remaining Purchased Assets. Upon a schedule to be agreed to in writing by the Parties pursuant to the Transition Services Agreement, the Purchased Assets not delivered at Closing, if any, shall be delivered to Buyer, as arranged by Buyer at Buyer’s cost at a mutually agreed upon time or times.

3.7	Implementation and Regulatory Costs and Activities. Except as expressly provided in the Related Agreements, Buyer shall be responsible for all regulatory and implementation costs and activities for the Purchased Assets following the Closing, except for Seller disclosure obligations.

3.8	Finished Goods Evaluation. On the next business day following the Closing Date, Seller and Buyer shall cause to be taken a SKU and physical inventory of the Finished Goods (the “Finished Goods Evaluation”), the date of the Finished Goods Evaluation being the “Finished Goods Date”. The Finished Goods Evaluation shall be conducted at Seller’s facility in Burlington, Massachusetts. Seller and Buyer shall each bear their respective costs and expenses relative to the Finished Goods Evaluation. Seller and Buyer shall each have representatives present during the Finished Goods Evaluation. Both Buyer and Seller agree that during the conduct of the Finished Goods Evaluation, no sales or other transactions shall be conducted. If the value of the Finished Goods is less than $301,000, then Seller shall refund the difference to Buyer on a dollar-for-dollar basis within thirty (30) days of the Finished Goods Date; and if the value of the Finished Goods is greater than $301,000, then Buyer shall pay to Seller the difference on a dollar-for-dollar basis within thirty (30) days of the Finished Goods Date. The value of Finished Goods that constitutes non-sellable samples and evaluation inventory that is either with or held for sales representatives shall be valued at $0. For the purposes of this Section 3.8, the value of the Finished Goods shall be the Seller’s standard cost of the Finished Goods for each SKU as previously disclosed to Buyer, which amounts already include any required reserves as reflected in Seller’s books.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, as of the date hereof:

4.1	Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee.

4.2	Power and Authority. Buyer has the power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. Buyer has taken all action necessary to authorize the execution and delivery of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby to be consummated by it.

4.3	Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.4	No Violation. The execution and delivery by Buyer of this Agreement and any other agreement or document to be delivered by it in connection herewith, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby will not: (a) contravene any provision of the certificate of incorporation or formation document, charter or by-laws or similar organizational document of Buyer; (b) violate or conflict with any applicable Law; or (c) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person (except for Consents already obtained).

4.5	No Commissions. Buyer has not incurred any obligation for any finders’, brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated hereby for which it is not solely responsible.

4.6	No Litigation. There is no action, litigation, suit, claim, investigation, proceeding, or administrative action pending or threatened against or by Buyer, or seeking to restrain or prohibit Buyer from entering into this Agreement, or challenging or seeking to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Related Agreements or to prohibit the Closing or the performance of any other obligation hereunder that, if adversely determined, would materially impair Buyer’s ability to perform its obligations hereunder.

4.7	Solvency. Buyer is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement and the Related Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as expressly set forth below, Seller represents and warrants to Buyer as follows as of the Closing Date that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule dated and delivered as of the Closing by Seller to Buyer (the “Seller’s Disclosure Schedule”), which is attached to this Agreement as Exhibit I. For the avoidance of doubt, none of the representations or warranties of Seller speak to any Excluded Asset.

5.1	Status. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2	Power and Authority. Seller has the power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. Seller has taken all action necessary to approve and authorize the execution and delivery of this Agreement and the Related Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby to be consummated by it.

5.3	Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

5.4	No Violation. The execution and delivery by Seller of this Agreement, the Related Agreements, and any other agreement or document to be delivered by it in connection herewith, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby will not: (a) contravene any provision of the certificate of incorporation or formation document, charter, or bylaws or similar organizational document of Seller; (b) violate or conflict with any applicable Law; (c) result in the creation or imposition of any Lien upon or with respect to any of the Purchased Assets; (d) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract: (1) to which Seller is a party, (2) of which Seller is a beneficiary or (3) by which Seller or any of the Purchased Assets is bound; (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person; or (f) result in the creation of any Liens upon any of the Purchased Assets.

5.5	No Commissions. Except for a success fee payable solely by Seller to High Peaks Partners, LLC, Seller has not incurred any obligation for any finders,’ brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated hereby for which it is not solely responsible.

5.6	Title. Seller is the true and lawful owner of, and has good and valid title to, the Purchased Assets free and clear of all Liens, except for Permitted Liens.

5.7	Sufficiency. Except for the assets subject to the terms and conditions set forth in each of the Transition Services Agreement and the Balloon Supply Agreement, the Purchased Assets will be sufficient for the conduct and operation of the Business by Buyer following the Closing so long as and to the extent that Buyer conducts and operates the Business in substantially the same manner as Seller currently conducts and operates the Business and as Seller conducted and operated the Business in the six (6) months prior to the Closing Date.

5.8	Registrations; Compliance with Laws.

(a)	There are no proceedings pending or threatened, have not been in the two (2) years prior to closing, and to Seller’s Knowledge, no circumstances that exist that could result in a revocation, cancellation, or suspension of any Registration listed in Schedule 1.1(a). Seller is the exclusive owner of the Registrations and has not granted any right of reference or license with respect thereto.

(b)	Seller is in compliance in all material respects with the Federal Food Drug and Cosmetic Act and has obtained all permits necessary for the Products pursuant to Title 21 of the Code of Federal Regulations, Parts 800 through 1299 (21 CFR Parts 800-1299). No consents from the Food and Drug Administration or any other Governmental Authority are required in order to transfer the Registrations, to the extent transferable.

(c)	Seller has maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import, or export of the Products in compliance in all material respects with all applicable Laws. The Seller has submitted to the FDA and any other applicable Governmental Authority all required supplemental applications, notices, and annual or other reports and information, including adverse experience reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import, or export of the Products.

(d)	Seller has not received any written or other notice of any actual or threatened investigation, inquiry, recall, inspection, or audit of, or administrative or judicial action, hearing, or enforcement proceeding against Seller or its directors, officers, employees, contractors, or agents involving allegations of violation of any Law concerning the Products or the ownership, development, testing, manufacturing, operation, storage, distribution, warehousing, packaging, labeling, handling, sale, promotion, or marketing thereof. To Seller’s Knowledge, there is no act, omission, event, or circumstance relating to the activities of the Seller that would reasonably be expected to give rise to or lead to any Product recall or termination or suspension of sale of the Products.

(e)	Except as set forth on Schedule 5.8(e), Seller has not recalled, suspended, or discontinued any lots or units of the Products or conducted a market withdrawal of any lots or units of the Products in the five (5) years prior to the Closing Date.

(f)	The Seller has not been notified of any pending inspections by any Governmental Authority and does not have to take and/or implement any corrective and/or preventive actions resulting from an order of a Governmental Authority. Seller is in compliance in all material respects with all Laws and orders applicable to the Business. The representations and warranties contained in this Section 5.8 shall not be deemed to relate to tax matters, which are governed by Section 5.12.

5.9	RESERVED.

5.10	Disclaimer Regarding Sales Data. In connection with Buyer’s due diligence of the Products, Buyer has received past Product sales data, including as a part of the Purchased Assets. Buyer understands that past Product sales data provided by Seller does not provide any guaranties or warranties regarding future sales of Product, and Buyer shall have no claim against Seller with respect thereto.

5.11	Legal Proceedings.

(a)	Except as listed in Section 5.11 of the Seller’s Disclosure Schedule, there is no, and during the past two (2) years prior to the Closing Date there have been no, Legal Proceedings, in each case Related to the Business: (i) pending or threatened against or affecting or otherwise relating to Seller, the Products, the Purchased Assets or the Business, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Related Agreements. To Seller’s Knowledge, no event or circumstance has occurred or exists that may give rise to or serve as a basis for any such Legal Proceeding.

(b)	There is no unsatisfied Liability, judgment, penalty or award resulting from a Legal Proceeding, in each case Related to the Business, against or affecting the Purchased Assets.

5.12	Tax Matters. The representations and warranties set forth in this Section 5.12 are Seller’s sole and exclusive representations and warranties regarding Tax matters. Except as set forth in Section 5.12 of the Disclosure Schedules:

(a)	Seller has filed (taking into account any valid extensions) all material Tax Returns required to be filed by Seller applicable to the Business. Such Tax Returns are true, complete and correct in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return other than extensions of time to file such Tax Returns obtained in the ordinary course of business. All Taxes applicable to the Business due and owing by Seller, or which Seller is obligated to withhold from amounts owing to any employee, creditor or third party, have been paid or accrued.

(b)	There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against Seller related solely to the Business.

(c)	There is no action or audit now proposed, threatened or pending against, or with respect to, Seller in respect of any Tax or related to the Business. To Seller’s Knowledge no Governmental Authority will assess any additional Taxes. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it must file Tax Returns in any such jurisdiction. There are no Liens on any of the assets of Seller with respect to Taxes.

5.13	Finished Goods. The Finished Goods consist solely of Products that are not opened, damaged, obsolete or of a faulty quality and in a quantity consistent with the Ordinary Course of the Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value in accordance with Seller’s internal policies. Except as set forth on Schedule 5.13, none of the Finished Goods is within twelve (12) months of expiration on the Closing Date. Seller does not hold any Finished Goods on a consignment basis. No write-down of such Finished Goods has been made or should have been made in the period since the Interim Date.

5.14	No Undisclosed Liabilities. To Seller’s Knowledge, there exist no liabilities or claims of any kind whatsoever against Seller, of any kind, including but not limited to for injury to person or property to any Person suffered as a result of the sale of any Product or performance of any service by Seller related to the Products including, but not limited to, claims arising out of the defective or unsafe nature of the Products or services except those set forth on Section 5.14 of Seller’s Disclosure Schedule (“Liabilities”).

5.15	Financial Statements.

(a)	Section 5.15(a) of the Seller’s Disclosure Schedule contains true and complete copies of the following financial statements of the Business (the “Financial Statements”) as of December 31, 2017 (the “Balance Sheet Date”) and year to date through March 21, 2018 (the “Interim Date”): Revenue, Cost of Goods Sold, and Gross Profits related to the Products, net of the reserves referred to in Section 5.18(c).

(b)	The Financial Statements are true, complete and correct and the Cost of Goods Sold, including as used in the calculation of Gross Profit, is presented on a standard cost basis without the application of any variances. The Financial Statements are based on the books and records of Seller, and fairly present the Revenue, Cost of Goods Sold, and Gross Profits related to the Products as of the Balance Sheet Date and the Interim Date.

5.16	Environmental.

(a)	The operations and activities of Seller Related to the Business comply, and have in the past complied, in all respects with all material Environmental Requirements. No Governmental Authority has provided written notice to Seller of pending or currently proposed changes to any Environmental Requirements which, when implemented or effective, may affect the value of the Purchased Assets, create any Liabilities, or adversely impact Seller’s ability to perform during the Transition Services Agreement.

(b)	There is no civil, criminal, administrative or other claim or Liability pending, received, or, to the Knowledge of Seller, threatened against the Seller relating in any way to any Environmental Requirements.

(c)	Seller has received no written notice or, to Seller’s Knowledge, indication from any Governmental Authority or private or public entity advising it that it is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials produced by or resulting from any business, commercial or industrial activities, operations or processes Related to the Business, including, without limitation, any Hazardous Materials. To Seller’s Knowledge, no facts or circumstances exist that are reasonably likely to give rise to such notices.

5.17	Insurance.

(a)

Section 5.17(a) of Seller’s Disclosure Schedule sets forth: (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Purchased Assets or Business and Seller with respect to the Business (the “Policies”) and (ii) with respect to the Business, a list of all pending claims and the claims history for Seller during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)	Section 5.17(b) of Seller’s Disclosure Schedule describes any self-insurance arrangement by or affecting the Seller with respect to the Business, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)	All Policies are in full force and effect and are enforceable in accordance with their terms. Seller has no Knowledge of any threatened termination of any Policy.

5.18	Product Warranty.

(a)	There are no warranties (express or implied) outstanding with respect to any Products currently or formerly manufactured, sold, distributed, shipped or licensed, or any services rendered, by Seller in connection with the Business, beyond that set forth in the standard conditions of sale or service, copies of which are included in Section 5.18(a) of Seller’s Disclosure Schedule.

(b)	Each Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Seller in connection with the Business has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

(c)	The Financial Statements reflect adequate reserves (in accordance with Seller’s internal policies) for warranty claims and other Losses or Liabilities related to any Product manufactured, sold, distributed, shipped or licensed by the Seller on or prior to the Interim Date. The Financial Statements reflect adequate reserves (in accordance with Seller’s internal policies) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed by Seller on or prior to the Closing.

5.19	RESERVED.

5.20	Solvency. Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement and the Related Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

5.21.	Condition of Tangible Assets. All tooling and equipment that are included in the Purchased Assets are in good operating condition and repair (subject to normal wear and tear given the use and age of such Purchased Asset), are usable in the ordinary course of the Business and, except as set forth on Schedule 5.21 of the Seller’s Disclosure Schedule, conform to all Laws and Authorizations relating to their use and operation.

5.22.	Intellectual Property.

(a)	Schedule 1.1(b) hereof lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Seller and exclusively Related to the Business (“Seller’s Owned Intellectual Property”); provided that Schedule 1.1(b) is not required to list items of Seller’s Owned Intellectual Property that is: (i) immaterial to the Business or (ii) not registered or the subject of an application for registration. Except as described in Schedule 1.1(b), Seller owns the entire right, title and interest to all Seller’s Owned Intellectual Property free and clear of all Liens.

(b)	Seller exclusively owns the entire right, interest and title to each item of Intellectual Property exclusively Related to the Business as it is currently conducted, free and clear of Liens.

(c)	All registration, maintenance and renewal fees related to Trademarks and any other certifications, filings or registrations of Seller’s Owned Intellectual Property (“Seller’s Registered Items”) that are currently due have been paid and all documents and certificates related to such Seller’s Registered Items have been filed with the relevant Governmental Authority or other authorities for the purposes of maintaining such Seller’s Registered Items. There are no actions that must be taken by Buyer within 60 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing Seller’s Registered Items. All Seller’s Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Seller. To Seller’s Knowledge, all of Seller’s Owned Intellectual Property is valid.

(d)	Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of Seller’s Owned Intellectual Property. Section 5.22(d) of the Seller’s Disclosure Schedule lists the status of any proceedings or actions before the USPTO or any other Governmental Authority anywhere in the world related to any of the Seller’s Owned Intellectual Property, including the due date for any outstanding response by Seller in such proceedings. Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of Seller’s Owned Intellectual Property.

(e)

To Seller’s Knowledge, none of the Products or Purchased Assets, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any Person. Seller, by conducting the Business as currently conducted, has not infringed or does not infringe upon, or otherwise unlawfully used or use, any Intellectual Property Rights of a Person. To Seller’s Knowledge, Seller has not received any communication alleging that Seller has violated or, by conducting the Business as currently conducted violates any Intellectual Property Rights of a Person nor, to Seller’s Knowledge, is there any basis therefor. No Action has been instituted, or, to Seller’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Seller Related to the Business and none of the Seller’s Intellectual Property is subject to any outstanding Order. To Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Seller Related to the Business or has otherwise misappropriated or is otherwise misappropriating Seller’s Intellectual Property Related to the Business.

(f)	Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Seller Related to the Purchased Assets that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a Person of Proprietary Information Related to the Purchased Assets owned by Seller has been pursuant to the terms of binding written confidentiality and non-use agreement between Seller and such Person (“Nondisclosure Agreements”). Seller is, and to Seller’s Knowledge, all other parties thereto are, in compliance in all material respects with the provisions of the Nondisclosure Agreements. Except as set forth on Schedule 5.22(f) of Seller’s Disclosure Schedule, Seller is in compliance with the terms of all Contracts pursuant to which a Person has disclosed to, or authorized Seller to use, Proprietary Information Related to the Business owned by such Person.

(g)	All current and former employees, consultants and contractors of the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property Related to the Business conceived or developed by such employees, consultants or contractors in connection with their services for the Business (“Work Product Agreements”). True and complete copies of the forms of Work Product Agreements have been provided to Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Seller’s Intellectual Property.

(h)	Except as set forth on Schedule 5.22(h) of Seller’s Disclosure Statement, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any Person to terminate or reprice or otherwise renegotiate Seller’s rights to own any of its Intellectual Property nor require the consent of any Governmental Authority or other Person in respect of any such Intellectual Property.

5.23.	Absence of Certain Changes or Events. Except as set forth in Section 5.23 of the Seller’s Disclosure Schedule, since the Balance Sheet Date to the Closing Date, as they Relate to the Business:

(a)	there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Business;

(b)	Seller has not amended or changed, or proposed to amend or change, its Charter Documents in a manner that could be expected to delay, or impair the consummation of the transactions contemplated by this Agreement;

(c)	Seller has not sold, leased, transferred or assigned any Purchased Assets or other property or assets Related to the Business, except for (i) the sale of Inventory, and (ii) the sale of obsolete Inventory, in each case in the Ordinary Course of the Business, with any sales of Products not being in excess of the average monthly sales over the course of the twelve (12) months prior to closing;

(d)	Seller has not incurred, assumed or guaranteed any Indebtedness related to the Purchased Assets;

(e)	Seller has not mortgaged, pledged or subjected to Liens any Purchased Assets, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Permitted Liens;

(f)	Seller has not taken any action outside the Ordinary Course of Business;

(g)	there has not been any violation of, or conflict with, any applicable Law or any Business Authorization;

(h)	Seller has not agreed, or entered into any arrangement, to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section untrue or incorrect as of the date when made;

(i)	there has not been any material damage, destruction or loss with respect to the assets, properties and rights of the Business, or the Purchased Assets, whether or not covered by insurance;

(j)	Seller has not made any change in the accounting practices Related to the Business in the two (2) years prior to the Closing Date; and

(k)	Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

5.24.	Customers and Suppliers. Section 5.24 of Seller’s Disclosure Schedule sets forth: (a) the top ten (10) customers of the Products for each of the: i) twelve (12) month period ending on December 31, 2017, and ii) the gross revenues associated with each such customer (collectively, the “Top Customers”), and (b) the top ten (10) suppliers of Seller Related to the Products (but excluding any Supplier related to Excluded Assets) for each of the: i) twelve (12) month period ending on December 31, 2017, and ii) the amount of payments associated with each such supplier (collectively, the “Top Suppliers”). Since December 31, 2017 and except as set forth on Section 5.24 of Seller’s Disclosure Schedule, none of the Top Customers or Top Suppliers has (i) ended its relationship with Seller, (ii) materially reduced its purchases from Seller, (iii) ceased, or indicated to Seller’s Knowledge any intention to cease, doing business with Seller, or (iv) materially changed or indicated, to Seller’s Knowledge, any intention to materially change any terms for future purchase, supply, distribution, license or sale of Products or provision of supplies from the terms that existed with respect to the purchase, supply, distribution, license or sale of such products or services. To Seller’s Knowledge, none of the Top Customers intends to end its relationship with Seller or to materially reduce its purchases from Seller.

5.25.	Completeness of Disclosure. The representations and warranties contained in this Article V and in the Related Agreements delivered by Seller do not contain any untrue or misleading statement of fact or omit to state any material fact necessary in order to prevent the statements and information contained therein from being untrue, false or misleading. Except for the representations and warranties contained in this Article V and in the Related Agreements delivered by Seller, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, express or implied. Buyer acknowledges that it is relying solely upon its own investigation and the express representations and warranties set forth herein.

5.26.	Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, and a breach thereof shall give rise to a Claim hereunder, but only to the extent specified below:

(a)	except as set forth in clauses (b), (c) and (d) below, the representations and warranties contained in Article IV (Buyer’s Representations and Warranties) and Article V (Seller’s Representations and Warranties) shall survive for a period of twenty-four (24) months following the Closing Date;

(b)	the representations and warranties contained in Sections 4.1 (Buyer’s Status), 4.2 (Buyer’s Power and Authority), 4.3 (Enforceability), 4.4 (No Violation), 4.5 (No Commissions), 5.1 (Seller’s Status), 5.2 (Seller’s Power and Authority), 5.3 (Enforceability), 5.4 (No Violations), 5.5 (No Commissions), 5.6 (Title), and 5.8 (Compliance with Law) (the “Fundamental Representations”), shall survive for ten (10) years following the Closing Date;

(c)	the representations and warranties contained in Section 5.7 (Sufficiency) (the “Sufficiency Representation”) shall survive for four (4) years following the Closing Date; and

(d)	the representations and warranties contained in Section 5.12 (Taxes) and any obligation under this Agreement for Buyer to pay Taxes shall survive until the close of business on the sixtieth (60th) day following the expiry of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

ARTICLE VI

CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

6.1	Further Assurances. Each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, including without limitation any filings or correspondence with any regulatory agency, notified body or other person regarding Registrations, product recalls, adverse event reports and the like.

6.2

Taxes. Notwithstanding anything to the contrary set forth herein, any value-added, sales, transfer, documentary, stamp, filing, recordation, and other similar Taxes and any notarial and registry fees and recording costs attributable to the sale or transfer of the Purchased Assets shall be paid by Buyer. Each Party will reasonably cooperate with the other Party in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to any of the Purchased Assets (or the income therefrom). Seller will prepare and file or cause to be prepared and filed all Tax Returns that are required to be filed with respect to the Purchased Assets through the Closing Date. Seller will pay or cause to be paid all Taxes required to be paid by Seller with respect to such Tax Returns. All Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the

Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Liability relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

6.3	Confidentiality. The Parties agree to maintain the terms and conditions of that certain Nondisclosure Agreement effective January 4, 2018 in full force and effect through and following Closing in accordance with its terms.

6.4	Warranties. Seller shall be financially responsible for all warranties issued by Seller to customers with respect to Products manufactured or sold prior to the Closing Date as well as any non-warranty returns of Products sold prior to the Closing Date, provided that such returns are returned to Seller in compliance with Seller’s return policy, which will not prevent such returns from being made at Seller’s sole cost and expense. Buyer shall timely address any customer claims against such warranties or such returns at Seller’s sole cost. Seller will reasonably cooperate with Buyer at Seller’s sole expense in the handling of any warranty claims for or returns of such Products.

6.5	Distributors. Seller shall be responsible for termination of the rights to distribute the Products of the distributors listed on Schedule 6.5 (the “OUS Distributors”) promptly following closing and Seller shall indemnify and hold Buyer harmless against any claims of such OUS Distributors in connection with the termination of their rights to distribute the Products.

6.6	Seller Marks. Buyer shall not adopt, use, or register any Seller Mark or any confusingly similar words or symbols or the name of any of the products Buyer markets, other than the use of such marks solely in connection with the labeling of the Products or as otherwise expressly permitted in the Related Agreements. Notwithstanding the foregoing, Seller grants to Buyer a non-assignable royalty free, fully paid license to utilize Seller’s Marks in conjunction with the sale of all Finished Goods and subsequent sales of Products (including but not limited to as they appear on labeling, IFUs and elsewhere) following Closing until all Registrations have been transferred to Buyer.

6.7	Restrictive Covenants.

(a)	Seller agrees that for a period of three (3) years commencing on the Closing Date (the “Restricted Period”), neither Seller nor any Affiliate of Seller (as they now or in the future exist) will, directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise that engages in any Competitive Activity. “Competitive Activity” shall mean the design, manufacture, sale or distribution of any of the Products or any products similar in function to the Products or that are substitutes for the Products. For the avoidance of doubt, (i) the design, manufacture, sale or distribution of any products that treat vascular conditions do not constitute Competitive Activity and (ii) Seller’s activities under the Transition Services Agreement and the Balloon Supply Agreement do not constitute Competitive Activity.

(b)	Neither Party shall, at any time during the Restricted Period, directly or indirectly solicit, induce or attempt to induce to enter the employ of such Party or any other person or entity any employees of the other who are employed by such other Party at Closing and with whom the hiring Party first became acquainted prior to Closing related to work on the transactions contemplated in this Agreement. Nothing herein shall impair a Party’s normal and customary broad solicitations to the market or hiring an employee of the other Party who responds to such general solicitation.

(c)	Neither Party shall urge, induce or seek to induce any of the other Party’s Customers who have purchased Products within the prior twelve (12) months to reduce or terminate their business with such other Party or in any manner interfere with such other Party’s business relationships with its Customers.

(d)	Neither Party shall disparage the other Party, its directors, officers, employees, products, facilities, services or other persons or things associated with the other Party or otherwise publish or communicate any information or opinions that would reasonably be considered to be derogatory or critical of the other Party, its directors, officers, employees, products, facilities, services or anything associated with it.

(e)	Seller and Buyer each acknowledge that any breach of the covenants contained in Section 6.8(a) and (b) could cause an irreparable injury to the non-breaching party and that damages and remedies at law for any breach of any such covenant could be inadequate. Seller and Buyer each acknowledge that, in addition to any other remedies available to the non-breaching party, the non-breaching party shall, without the necessity of proving actual damages or posting any bond or other security, be entitled to seek injunctive relief and other equitable relief to prevent a breach of any such covenant.

(f)	It is the desire and intent of the Parties to this Agreement that the provisions of this Section 6.8 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 6.7 shall be adjudicated to be invalid, ineffective or unenforceable, then it shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

6.8	Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Related Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of any noncompliance on Seller’s part, and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of Seller’s noncompliance.

6.9	Discharge of Business Obligations after Closing.

(a)	From and after the Closing, Seller shall pay and discharge on a timely basis all of the Excluded Liabilities and Buyer shall pay and discharge on a timely basis all of the Assumed Liabilities.

(b)	From and after the Closing, if Seller or any of its respective Affiliates receives or collects any funds relating to any Purchased Asset (excluding Product sold on or prior to the Closing Date), Seller or its Affiliate shall remit such funds to Buyer within ten Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset or any Product sold on or prior to the Closing Date, Buyer shall remit any such funds to Seller within ten Business Days after its receipt thereof.

6.10	Access to Books and Records. Seller and Buyer shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities, Products or the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating exclusively to the assets, Liabilities, Products or the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost or to receive copies electronically from the party that possesses them; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party and is subject to such party’s rights to retain the confidentiality of legally privileged documents and communications pursuant to the confidentiality obligations set forth herein. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party.

6.11

Further Assurances. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated hereunder and to carry out the intent and purposes of this Agreement. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to: (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Related Agreements; and (b) obtain in a timely manner all Consents and Registrations and effect all necessary Registrations and filings. Promptly after the Closing, the parties shall jointly notify all customers of the Products: (a) of the consummation of the transactions contemplated by this Agreement, (b) that all purchase orders for Products issued prior to the Closing, but not shipped prior thereto will be transferred to the Buyer and (c) that all purchase orders for Products received after the Closing should be sent to the Buyer via a letter substantially similar to that set forth on Exhibit H. On and from the Closing, Seller shall provide Buyer with reasonable access, during regular business hours and upon reasonable advance notice, to (i) the officers specified in the definition of “Knowledge” herein and employees of Seller with knowledge of the Products and the Business (including for the purpose of transferring to Buyer relevant know-how and other information that is not in documented form) and (ii) such information, documents and other materials (including manufacturing instructions, SOPs, engineering specifications (e.g. specifications on tooling and testing equipment), Test Method Validations, product drawings and related information), in each case to the extent reasonably required by Buyer in connection with the Business and relating to any shared assets to be utilized by Buyer that are not included in the Purchased Assets acquired by Buyer hereunder, and Buyer and its representatives shall have the right to make copies of such information, documents and materials at their sole cost or to receive copies electronically from Seller. Notwithstanding the foregoing, Buyer shall have no right to access to any know-how, trade-secrets, technology, equipment, tooling or materials (including components or raw goods) related to the manufacture of Balloons.

6.12	Debarment. Each Party warrants and represents that neither it, nor any of its employees or agents, ever have been, are currently, or are the subject of a proceeding that could reasonably lead to it or such employees or agents becoming debarred, suspended, or excluded from, or otherwise ineligible to participate in from any federal, state or local healthcare program or by any federal, state, or local agency or authority or been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a(a) or 42 U.S.C. §1320a – 7(a).

6.13	Survival. The covenants contained in this Section shall survive the execution and delivery of this Agreement and Closing. Those obligations, agreements and covenants of the parties that by their terms apply or are to be performed in whole or in part, after the Closing, shall survive until performed or expired pursuant to their terms.

ARTICLE VII

INDEMNIFICATION

7.1	Indemnification.

(a)	Seller covenants and agrees, to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, representatives and Affiliates (individually a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse Buyer Indemnified Parties for, any and all Losses resulting from, relating to or arising out of:

i.	any breach of any representation or warranty made by Seller in this Agreement;

ii.	any failure of Seller to perform any covenant or agreement hereunder or fulfill any other obligation in respect thereto;

iii.	any Excluded Liabilities or Excluded Assets;

iv.	any and all Taxes of Seller and Seller’s Affiliates;

v.	the negligent act or omission, reckless conduct, or willful misconduct of Seller in performing its obligations under this Agreement;

vi.	all Environmental Liabilities and Costs; and

vii.	any product returns with respect to Products manufactured or sold prior to the Closing, except to the extent to the extent of any abuse or misuse of, or failure to properly store, any Product by Buyer or any third party;

except, in each case, to the extent such Losses are due to the negligent or fraudulent act or omission, reckless conduct, or willful misconduct of a Buyer Indemnified Party or its Affiliates and successors and assigns, and their respective employees, officers, directors, and agents.

Seller shall not be required to indemnify any Buyer Indemnified Party with respect to any claim for indemnification unless and until the aggregate amount of all Claims against Seller exceeds $75,000 (“Indemnification Deductible”), at which time all Claims in excess of the Indemnification Deductible shall be subject to recovery. Notwithstanding the foregoing, the Indemnification Deductible shall not apply to any Claims that result from or are related to Excluded Liabilities or Excluded Assets, Taxes for which Seller is responsible under this Agreement (including any breach of the representations and warranties in Section 5.12), any breach of the Seller’s Fundamental Representations or Seller’s fraud (collectively, the “Buyer Fundamental Claims”) or any breach of any covenant herein.

(b)	Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (individually a “Seller Indemnified Party”, and collectively, the “Seller Indemnified Parties”) from and against any and all Losses resulting from, relating to or arising out of:

i.	any breach of any representation or warranty made by Buyer in this Agreement;

ii.	any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect thereto;

iii.	any Assumed Liabilities;

iv.	any and all Taxes of Buyer and Buyer’s Affiliates:

v.	the negligent act or omission, reckless conduct, or willful misconduct of Buyer in performing its obligations under this Agreement; and

vi.	all Claims by a Person arising out of the conduct of the Business by Buyer, or Buyer’s ownership, operation or use of the Purchased Assets, following the Closing Date;

except, in each case, to the extent such Losses are due to the negligent or fraudulent act or omission, reckless conduct, or willful misconduct of a Seller Indemnified Party or its Affiliates and successors and assigns, and their respective employees, officers, directors, and agents.

Buyer shall not be required to indemnify any Seller Indemnified Party with respect to any claim for indemnification unless and until the aggregate amount of all Claims against Buyer exceed the Indemnification Deductible, at which time all Claims in excess thereof shall be subject to recovery. Notwithstanding the foregoing, the Indemnification Deductible shall not apply to any Claims that result from or are related to Assumed Liabilities, any breach of Buyer’s Fundamental Representations, Taxes for which Buyer is responsible under this Agreement, or Buyer’s fraud (collectively, the “Seller Fundamental Claims”) or any breach of any covenant herein.

The indemnification obligations under this Article VII are not intended to, and do not, apply in any respect to the Related Agreements, which agreements contain discrete indemnification obligations of the Parties.

7.2	Claims. Any Buyer Indemnified Party or Seller Indemnified Party claiming it may be entitled to indemnification under this Article VII (the “Indemnified Party”) shall give prompt notice to the other party (the “Indemnifying Party”) of each Legal Proceeding, matter, action, cause of action, claim, lawsuit, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article VII may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder. Failure to give prompt notice of a claim hereunder shall not affect the Indemnifying Party’s obligations under this Section, except to the extent the Indemnifying Party is materially prejudiced by such failure.

(a)	Except in the event of a Claim involving a criminal action, Claim related to a Contract with a customer, or Claim brought by a Government Entity, the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim by a Person, with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense provided the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment of monetary damages and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a Governmental Authority relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense, but the Indemnified Party shall control such defense. The Indemnified Party will not settle any such Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(b)	In the event of a Claim that does not involve a claim by a third party against the Indemnified Party, the Indemnified Party shall send notice of a Claim to the Indemnifying Party (the “Notice of Claim”). The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of the Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Claim. The Indemnifying Party will have 30 days from receipt of such Notice of Claim to dispute the Claim and will reasonably cooperate and assist the Indemnified Party in determining the validity of the claim for indemnity. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such Claim within 30 days after its receipt of the Notice of Claim, the Claim will be conclusively deemed subject to indemnification hereunder.

(c)	Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law.

(d)	No Claim for a breach of representation or warranty shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party within the period of survival set forth in Section 5.26. So long as notice is timely given, the representation or warranty shall survive with respect to such Claim until such Claim is finally resolved.

7.3	Indemnity Limitations. Except in the event of a Buyer Fundamental Claim or a Seller Fundamental Claim or breach of covenant, the total limit of liability for any Indemnifying Party to an Indemnified Party shall not exceed $1.5 million and the total limit of liability for any Indemnifying Party to an Indemnified Party in respect of (i) Seller’s breach of the Sufficiency Representation or (ii) any breach of covenant shall not exceed the Purchase Price. TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, WITH RESPECT TO ANY CLAIM BY A PARTY AGAINST THE OTHER PARTY ARISING UNDER THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT IN NO EVENT SHALL A PARTY BE LIABLE FOR PUNITIVE, MULTIPLE OR EXEMPLARY DAMAGES EXCEPT IN THE EVENT OF FRAUD OR TO THE EXTENT THE INDEMNIFIED PARTY IS LIABLE TO AN UNAFFILIATED THIRD-PARTY FOR SUCH PUNITIVE, MULTIPLE OR EXEMPLARY DAMAGES AS A RESULT, AND TO THE EXTENT, OF THE INDEMNIFYING PARTY’S ACTIONS OR CONDUCT.

7.4	Exclusive Remedy. The indemnification obligations of the Parties hereto are the exclusive remedy of Buyer and Seller hereunder for any claim or breach or alleged breach of this Agreement, except in the case of fraud and in respect of any breach(es) of Section 6.7 (Restrictive Covenants) hereof with respect to which a Party may seek to obtain equitable relief. Subject to the preceding sentence and the exceptions contained therein, each Party hereto waives any claim or cause of action against the other Party, other than its indemnification rights set forth in Article VII and the right to enforce those indemnification rights in the event of any breach of this Article VII and acknowledges that this is a material inducement for each Party to enter into this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1

Entire Agreement; No Third-Party Beneficiaries; Amendment; Waiver; Remedies. This Agreement (including the exhibits and schedules attached hereto) and other documents executed and delivered at the Closing pursuant hereto, contain the entire understanding of the Parties in respect of the subject matter hereof and thereof and supersede all prior agreements, representations, warranties, covenants and understandings (oral or written) between or among the Parties with respect to such subject matter. This Agreement is not intended to confer upon any Person, other than the Parties, any rights or remedies hereunder. This Agreement may not be modified, amended, supplemented, canceled or discharged and no waiver hereunder may be granted, except by written instrument executed by all of the Parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

8.2	Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be delivered in person, by email or by a nationally recognized overnight delivery and shall be deemed given (a) when delivered in person, (b) on the business day sent by email, if sent before 5 p.m. ET on such business day, and if sent after 5 p.m. ET, on the next business day, or (c) the business day after delivered to a nationally recognized overnight courier (postage pre-paid) for next business day delivery, in each case, at the following addresses (or at such other addresses as a Party shall designate by written notice to the other Party pursuant to this Section):

If to Seller:

LeMaitre Vascular, Inc.

Attn: Legal Dept.

63 Second Avenue

Burlington, Massachusetts 01803

With a copy by email to: legal@lemaitre.com

If to Buyer:

Specialty Surgical Instrumentation, Inc.

Attn: Chief Executive Officer

3034 Owen Drive

Antioch, TN 37013

With a copy to:

RoundTable Healthcare Partners

272 East Deerpath Rd

Lake Forest IL 60045

Attention: R. Craig Collister

With copy to: Phillip Smith

8.3	Expenses. In connection with this Agreement or any transaction contemplated hereby, each Party shall pay its respective expenses, including, but not limited to, legal, accounting, brokers’ and investment banking fees and expenses.

8.4	Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by any such successors and assigns. This Agreement and any rights and obligations hereunder may not be assigned by either Party without the prior written consent of the other Party, which will not be unreasonably withheld. Any purported assignment in violation of the preceding sentence will be void ab initio. Notwithstanding the foregoing, either Party may assign this Agreement freely to any party that acquires more than 50% of its voting rights, equity or assets.

8.5	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A facsimile or digital image of a signature (such as a .pdf file) of any Party shall be considered to have the same binding legal effect as an original signature.

8.6	Severability. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to either Party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement.

8.7	Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.8	Arm’s Length Negotiations; Construction. Each Party herein expressly represents and warrants to the other Party hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (d) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. The Parties agree and acknowledge that they, and their respective legal counsel, have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.9

Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts located in the Commonwealth of Massachusetts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Massachusetts state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

8.10	Exhibits and Schedules. Any matter, information or item disclosed in this Agreement or the Disclosure Schedules delivered by a Party or in any of the schedules or exhibits attached hereto, under any specific representation, warranty, or covenant shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any schedule to this Agreement shall not be deemed to constitute an admission of any liability to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.

8.11	No Other Warranties, Representations, Covenants or Duties. Buyer acknowledges that it has conducted such due diligence investigation of Seller and the Business and affairs as it considers appropriate. Except as expressly provided in this Agreement or the Related Agreements, the Parties disclaim any express or implied warranties, representations, covenants or duties in connection herewith.

8.12	Public Statements. The Parties shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby, and no Party shall issue any press release prior to obtaining the other Party’s prior approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or the rules of any stock exchange. Buyer acknowledges that Seller may be required to file this Agreement and one or more of the agreements contemplated by this Agreement with the United States Securities and Exchange Commission and Seller acknowledges and agrees that Buyer may freely include information regarding the Products and Purchased Assets acquired hereunder on its web site and communicate such information to customers.

8.13	Definitions. The following capitalized terms have the meanings set forth below.

“Affiliate,” with respect to a Party, shall mean any corporate or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, where “control” means the ownership of not less than fifty percent (50%) of the voting shares of a corporation, or not less than fifty percent (50%) of the decision-making authority as to such other unincorporated entity, provided that such entity shall be an Affiliate only so long as such control exists.

“Assumed Liabilities” means (i) any Taxes relating to the Products or the Purchased Assets attributable to any period or partial period after the Closing Date; (ii) any product liability or warranty claims or any claim for injury to any person or property involving any Product (other than the Finished Goods, provided that such Finished Goods have not been abused or misused, or improperly stored by Buyer or any third party) or any other obligation under this Agreement arising out of acts, omissions or events occurring after the Closing Date; (iii) any liability, obligations, and commitments related to promotional and marketing activities for the Products performed after the Closing Date, including the development, distribution and use of any sales aids or promotional materials; (iv) all liabilities, obligations, claims, causes of action, and litigation involving or related to the Purchased Assets (other than the Finished Goods, provided that such Finished Goods have not been abused or misused, or improperly stored by Buyer or any third party), or use thereof, arising after the Closing Date; and (v) all liabilities obligations, claims, causes of action, and litigation involving or related to Product manufactured by Buyer or on behalf of Buyer (other than by Seller) after the Closing Date.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law, including by not limited to 510(k) and similar FDA approvals.

“Balloon” means the balloon comprising a part of the Reddick Cholangiogram Catheter.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials and other documents, records and files, in each case exclusively Related to the Business, including but not limited to books and records relating to the Purchased Assets and the Seller’s Intellectual Property.

“Business” means the manufacture and sale of the Products as such business has been conducted within the six (6) months prior to and including the Closing Date.

“Contract” means any agreement, contract or understanding, written or oral, including any sales order or customer purchase order Related to the Business.

“Environmental Requirements” shall mean CERCLA, and all other Laws and similar provisions having the force and effect of law concerning pollution, contamination or protection of the environment, as the foregoing are enacted and in effect prior to, or on the Closing Date.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is or becomes regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is: (a) defined as a “pollutant” pursuant to 33 U.S.C. § 1362(6); (b) defined as a “hazardous waste” pursuant to 42 U.S.C. § 6921; (c) defined as a “regulated substance” pursuant to 42 U.S.C. § 6991; (d) defined as a “hazardous substance” pursuant to 42 U.S.C. § 9601(14); (e) defined as a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33); (f) any petroleum products; (g) asbestos or asbestos containing materials; and (h) polychlorinated biphenyls.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current obligations arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit (whether drawn upon or not) or similar facilities, (g) any legal fees, arbitration expenses, court costs, experts’ fees and attorney’s fees and other costs and expenses related to legal disputes, (h) any guaranty of any of the foregoing, (i) all obligations and liabilities secured by any Lien (other than Permitted Liens) upon any Purchased Assets; (j) all accrued interest, fees, costs, premiums, expenses, reimbursements, indemnities, breakage costs, penalties or the employer portion of any payroll taxes, if any, and all other amounts payable at or as a result of the Closing in connection with any of the foregoing; k) any customer prepayments; and l) any obligations to employees or former employees for payroll, severance, or other payments.

“Intellectual Property” means: (i) inventions (whether or not patentable), Trade Secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) Trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, websites, specifications, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including applications, USPTO filings, all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all Trademarks (including but not limited to those set forth on Exhibit 1.1(b), service marks and other proprietary indicia (whether or not registered), Trade Secret rights, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Knowledge” means in the case of Seller, the actual knowledge, with respect to any fact or matter, what is known or, with reasonable inquiry should have been known, to Laurie Churchill (SVP and General Counsel), Andrew Hodgkinson (SVP, Clinical, Regulatory and Quality Affairs), Dave Roberts (President) and Trent Kamke (SVP, Operations) at the time of any representation, statement or disclosure made by Seller in this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, writ, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, transfer restriction, right of first refusal, pre-emptive right, claim, adverse claim or charge of any kind.

“Losses” means all losses, liabilities, demands, claims, suits, actions, interest, fines, penalties, damages, deficiencies, costs (including court costs and arbitration costs) and expenses (including reasonable attorneys’ fees and experts’ and other advisors’ fees).

“Ordinary Course of Business” means such actions taken in the ordinary course of Seller’s normal operations related to the Products and consistent in nature, scope and magnitude with its past, normal and customary practices.

“Permitted Liens” means: (a) Liens for Taxes not yet due, payable or delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use, value or marketability of the affected property; and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or marketability or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Registrations” means the authorizations, approvals, consents, certificates, licenses, permits, registrations, (including but not limited to 510(k) and CE marks) and all other authorizations of any Governmental Authority necessary to manufacture, distribute, sell or market Products that are set forth in Schedule 1.1(a).

“Related Agreements” means the Transition Services Agreement, Bill of Sale, Trademark Assignment, Balloon Supply Agreement, Quality Agreement and all other agreements entered into by the Parties hereunder or in conjunction with effectuating the goals of this Agreement.

“Related to the Business” means used, held for use or acquired or developed for use in the Business or otherwise relating to, or arising out of, the operation or conduct of the Business.

“Seller Marks” means all Seller trademarks, service marks and trade names other than those listed on Schedule 1.1(b).

“Taxes” means all taxes, fees, charges, or other assessments, including, but not limited to, sales, value added, income, excise, property, sales, use, payroll, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Transferred Know-How” means all know-how, trade secrets, and technology to the extent directly and specifically related to the manufacture, registration, marketing, distribution or sale of the Products, but excluding all know-how, trade secrets, and technology related to the manufacture of Balloons.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date hereof.

SELLER:

LEMAITRE VASCULAR, INC.

By:	/s/ David B. Roberts
Name:	David B. Roberts
Title:	President

BUYER:

SPECIALTY SURGICAL
INSTRUMENTATION, INC.

By:	Scott Kunkel
Name:	Scott Kunkel
Title:	Chief Financial Officer